                                                                 Exhibit 99.3.5

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                          THE WEST VIRGINIA ALLIANCE

  You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the West Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below .


West Virginia Alliance

  We have set forth below selected historical financial data of the West Virginia Alliance:

  . as of, and for the years ended, December 31, 1998 and 1999, derived from the audited financial statements and notes thereto of the West Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

  . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the West Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                         Three Months Ended
                              Year Ended December 31,         March 31,
                              -------------------------  --------------------
                                 1998          1999        1999       2000
                              -----------  ------------  ---------  ---------
                                             (in thousands)
                                                             (unaudited)
Statement of Operations:
  Operating revenues:
    Subscriber revenue....... $        46  $      2,308  $     143  $   1,671
    Wholesale revenue........         --            --         --         320
    Equipment revenue........          66           681         90        467
                              -----------  ------------  ---------  ---------
      Total operating
       revenues..............         112         2,989        233      2,458
                              -----------  ------------  ---------  ---------
  Operating expenses:
    Cost of sales............         219         3,065        251      2,167
    Maintenance and support..         610         4,130        785      1,405
    Depreciation and
     amortization............         259         2,068        268        702
    Customer operations......       1,309         4,094        692      1,682
    Corporate operations.....         818         1,744        408        459
                              -----------  ------------  ---------  ---------
      Total operating
       expenses..............       3,215        15,101      2,404      6,415
                              -----------  ------------  ---------  ---------
  Operating loss.............      (3,103)      (12,112)    (2,171)    (3,957)
  Interest income (expense):
    Interest income..........         --            --         154         48
    Interest expense.........         --         (1,175)      (162)      (896)
                              -----------  ------------  ---------  ---------
      Net loss............... $    (3,103) $    (13,287) $  (2,179) $  (4,805)
                              ===========  ============  =========  =========
Balance Sheet Data (end of
 period):
  Cash and cash equivalents.. $        10  $          8  $      11  $  15,071
  Total assets...............      31,132        53,497     33,622     66,258
  Long-term debt.............       9,237        51,125     17,651     51,547
  Members' equity (deficit)..      11,162          (704)    10,404     (4,089)

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

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS OF THE WEST VIRGINIA ALLIANCE

  The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data of the West Virginia Alliance" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements.

Overview

  The West Virginia PCS Alliance, L.C. was organized in 1997. The West Virginia Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services in West Virginia. Operations commenced during September 1998, prior to which the West Virginia Alliance was in its development stage. Its major activities prior to September 1998 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The West Virginia Alliance completed its first full year of operations in 1999. The West Virginia Alliance owns PCS radio spectrum licenses for markets covering
2.2 million POPs. The West Virginia Alliance has generated significant operating losses since it began operations and anticipates continued losses at least through 2000.

  Revenues

  The West Virginia Alliance's revenues are generated from:

  . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of our digital wireless network;

  . wholesale revenues derived from providing access to its PCS network to other communication services providers; and

  . sales revenues derived from direct sales of handsets and accessories.

  Operating Expenses

  The West Virginia Alliance's operating expenses include:

  . cost of sales, including equipment costs, usage-based access charges, long distance, roaming charges, and other direct costs;

  . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

  . depreciation and amortization of property and equipment, PCS spectrum licenses and other deferred costs;

  . customer operations expenses, including sales and marketing, product management, product advertising, billing, and customer services; and

  . corporate operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

  Other Income (Expenses)

  The West Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

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

Results of Operations

Three Months Ended March 31, 2000 Compared to the Three Months Ended March 31, 1999

  Overview

  Net loss increased $2.6 million, or 120%, from a loss of $2.2 million for the three months ended March 31, 1999 to a loss of $4.8 million for the three months ended March 31, 2000. EBITDA improved $1.4 million, or 71%, from negative EBITDA of $1.9 million for the three months ended March 31, 1999 to negative EBITDA of $3.3 million for the three months ended March 31, 2000. Operating loss increased $1.8 million, or 82%, from a loss of $2.2 million for the three months ended March 31, 1999 to a loss of $4.0 million for the three months ended March 31, 2000.

  These results reflect an increase in subscribers of 15,700, from 1,600 subscribers as of March 31, 1999 to 17,300 subscribers as of March 31, 2000. This growth came from internal expansion in the West Virginia Alliance's markets. Start-up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in operating cash flows. Network operations and support costs increased as a result of significant network expansion.

  Operating Revenues

  Operating revenues increased $2.3 million, from $.2 million for the three months ended March 31, 1999 to $2.5 for the three months ended March 31, 2000.

  Subscriber Revenues. Subscriber revenues increased $1.6 million, from $.1 million for the three months ended March 31, 1999 to $1.7 million for the three months ended March 31, 2000. This increase was primarily due to subscriber growth. ARPU decreased $2.41, or 5%, from $45.19 for the three months ended March 31, 1999 to $42.78 for the three months ended March 31, 2000. This decline in ARPU was primarily the result of pricing pressures caused by increased competition, changes in rate plans and growth in prepay calling plans.

  Wholesale Revenues. Wholesale revenues increased $.3 million, from no revenues during the three months ended March 31, 1999 to $.3 million for the three months ended March 31, 2000. This increase was primarily due to wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the West Virginia Alliance became the preferred provider of roaming services for Sprint and Horizon.

  Equipment Revenues. Equipment revenues increased $.4 million, from $.1 million for the three months ended March 31, 1999 to $.5 million for the three months ended March 31, 2000. The increase was due to an increase in gross subscriber additions.

  Operating Expenses

  Operating expenses increased $4.0 million, or 167%, from $2.4 million for the three months ended March 31, 1999 to $6.4 million for the three months ended March 31, 2000. Handset and other equipment costs together with additional customer support expenses related to subscriber growth represented the increase. Network expansion and enhancement also contributed to the period to period change.

  Cost of Sales. Cost of sales increased $1.9 million, from $.3 million for the three months ended March 31, 1999 to $2.2 million for the three months ended March 31, 2000. Handset and accessory costs related to subscriber growth represented $1.5 million of the increase. Variable operating costs including usage based access, long distance and directory assistance increased $.2 million. Roaming charges paid to other carriers increased $.2 million.

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

  Maintenance and Support Expense. Maintenance and support expense increased $.6 million, or 79%, from $.8 million for the three months ended March 31, 1999 to $1.4 million for the three months ended March 31, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with the addition of 66 cell sites. Other network enhancements included the addition of a central base station controller.

  Depreciation and Amortization. Depreciation and amortization increased $.4 million, or 162%, from $.3 million for the three months ended March 31, 1999 to $.7 million for the three months ended March 31, 2000. The increase was due to significant expansion in network construction, which included cell-site additions in the central West Virginia markets of Charleston and Huntington, and the build-out and commencement of operations in the northern corridor of West Virginia.

  Customer Operations Expense. Customer operations expense increased $1.0 million, or 143%, from $.7 million for the three months ended March 31, 1999 to $1.7 million for the three months ended March 31, 2000. Advertising and marketing expenses increased $.2 million. Selling expenses including commissions, retail store operations and warehousing grew $.6 million. The growth included the addition of four retail stores in the northern corridor. Customer service costs increased $.2 million to support the significant increase in subscribers.

  Corporate Operations Expense. Corporate operations expenses increased $.1 million, or 13%, from $.4 million for the three months ended March 31, 1999 to $.5 million for the three months ended March 31, 2000. The increase was due to increases in the number of personnel and subscribers.

1999 Compared to 1998

  Overview

  Net losses increased $10.2 million, from net losses of $3.1 million for 1998 to net losses of $13.3 million for 1999. Operating revenues increased $2.9 million, from $.1 million in 1998 to $3.0 million in 1999. EBITDA decreased $7.2 million, from negative EBITDA of $2.8 million in 1998 to negative EBITDA of $10.0 million in 1999. Operating losses for 1998 increased to $12.1 million in 1999.

  These results reflect an increase of 10,500 subscribers to a total of 11,300 as of December 31, 1999. This growth reflects 12 months of operations in the central region in 1999 as compared to four months of operations in 1998, and commencement of services in the West Virginia Alliance's northern market in the second quarter of 1999. Start-up losses and customer support costs associated with the addition of new subscribers are reflected in the increased operating expenses for the year. Network operations and support costs increased as a result of significant network expansion.

  Operating Revenues

  The total operating revenue increased $2.9 million, from $.1 million in 1998 to $3.0 million in 1999. This increase reflected subscriber growth and the impact of a full year of operation.

  Subscriber Revenues. Subscriber revenues increased $2.3 million, from $46,000 in 1998 to $2.3 million in 1999. This increase was primarily due to significant subscriber growth.

  Equipment Revenues. Equipment revenues increased $.6 million, from $.1 million in 1998 to $.7 million in 1999. This increase was due to an increase in gross subscriber additions of 11,200.

  Operating Expenses

  Operating expenses increased $11.9 million, from $3.2 million in 1998 to $15.1 million in 1999. The change is representative of a full year of operation compared to four months in 1998. Network expansion and enhancement also contributed to the period to period change.

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

  Cost of Sales. Cost of sales increased $2.8 million, from $.2 million in 1998 to $3.0 million in 1999. Handset and accessory costs related to subscriber growth represented $2.3 million of the increase. Variable operating costs including usage based access, long distance and directory assistance increased $.2 million. Roaming charges paid to other carriers increased $.3 million.

  Maintenance and Support Expense. Maintenance and support expense increased $3.5 million, from $.6 million in 1998 to $4.1 million in 1999. This increase was primarily due to increases in access, rents and maintenance costs related to the addition of 59 cell sites and other network enhancements including a central base station controller.

  Depreciation and Amortization Expense. Depreciation and amortization increased $1.8 million, from $.3 million in 1998 to $2.1 million in 1999 due to growth in property and equipment in connection with the expansion of the PCS network. In addition to the new cell sites and switching equipment, four retail stores were opened.

  Customer Operations Expense. Customer operations expense increased $2.8 million, from $1.3 million in 1998 to $4.1 million in 1999. This increase is related to the geographic expansion of our retail presence with the opening of four retail stores in the northern corridor of West Virginia. Customer care costs increased in support of the significant increase in our subscriber base.

  Corporate Operations Expense. Corporate operations expense increased $.9 million, from $.8 million in 1998 to $1.7 million in 1999. Information management, executive and other corporate services increased $.4 million. West Virginia headquarters expenses increased $.5 million representing the first full year of operations and growth in corporate infrastructure to support our business expansion.

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